UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                              KeySpan Corporation
                              -------------------
                (Name of Registrant as Specified in Its Charter)

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


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


Communication #1
Email to Employees
Media:  Email
Date:  February 27, 2006

February 27, 2006

Dear Fellow Employee,

This morning we announced that KeySpan has entered into an agreement to be acquired by National Grid. The merger of these companies will form the third largest utility in the U.S., as well as the leading energy distribution business in the Northeast. Serving nearly 8 million customers, this merger is an exciting combination that will create substantial value for our shareholders, for our customers and for you as an employee.

National Grid is an international energy delivery business, which in the U.S currently transmits and distributes electricity and natural gas to nearly four million customers in New York, Massachusetts, Rhode Island and New Hampshire. In Great Britain, it operates most of the gas network, as well as the electricity transmission system.

In becoming part of National Grid, KeySpan will be part of a larger, more powerful company in a rapidly consolidating industry and will be better positioned to compete more effectively in a deregulated marketplace.

Being part of a global enterprise will create greater opportunities for our employees. Furthermore, as an employee investor, our merger with National Grid presents you with an opportunity to realize a significant premium on your holdings.

While job reductions are part of any acquisition or merger, National Grid's goal is to accomplish this through attrition and voluntary programs. Over the years, as they've acquired and merged with other companies, this understanding has always been a hallmark of the way they operate. It's also been the hallmark of the way KeySpan operates. With regard to union positions, I want to assure you all that National Grid will continue to honor all applicable labor and employment agreements.

We expect our merger to be concluded early in 2007. In the meantime, we'll do our best to keep you informed of any developments as soon as they occur.

Above all, I offer my deepest thanks for the unwavering commitment you have shown to KeySpan and its customers in meeting the challenges of our evolving energy marketplace. The character of our people has always been our greatest strength and will be the foundation of our success in the years ahead.

Sincerely,
Bob Catell

Communication #2
Email to Employees
Media:  Email
Date:  February 27, 2006

[National Grid Logo]

February 27, 2006

Dear KeySpan Employee,

On behalf of all of the 20,000 employees of National Grid worldwide, we want to tell you how excited we are that KeySpan will be joining our company.

National Grid and KeySpan have much in common. We each have proud traditions extending back over a century. We share a core business of energy delivery - both gas and electricity. We serve many of the same communities in Massachusetts and each serve customers in New York and New Hampshire. Together, we will create in the U.S. the largest utility in our region, third largest utility in the country, and together with our businesses in the U.K., one of the largest utilities in the world.

But more than geography and size, we also share a common purpose - to provide our customers with safe, reliable and efficient energy services and to do so in a responsible manner. Each of our companies has an outstanding record of accomplishment in this regard, and we look forward to working together to improve along each of these dimensions so that we can be called premier at what we do.

We know you have many questions about what the future company will look like, how it will operate, and the role each of you will play in making us successful. A joint integration team will begin work soon to determine how best to combine our respective operations. Our integration decisions will be guided by the objective of building a company which combines the best of both of our companies and reinforces our common purpose: safe, reliable, efficient and responsible delivery of service to customers. Together with KeySpan management, we will regularly communicate the progress of the integration effort and the key decisions which impact you, our future employees.

We and other National Grid executives will be visiting major KeySpan locations this week. We look forward to meeting many of you and to the day when we are one company.

Best regards,

/s/ Mike                                             /s/ Steve
Mike Jesanis                                         Steve Holliday
President and Chief Executive Officer                Chief Executive Designate
National Grid USA                                    National Grid plc

Communication #3
Email to Employees
Media:  Email
Date:  February 27, 2006

The following 3 fact sheets on the National Grid/KeySpan transaction were provided by email to employees and are posted on KeySpan's internal website.

Fact Sheet #1

[National Grid Logo]                                 [KeySpan Logo]

National Grid (LSE:NG., NYSE:NGG)/KeySpan (NYSE:KSE)

--------------------------------------------------------------------------------
Transaction Highlights
--------------------------------------------------------------------------------
What the transaction creates:

o The acquisition of KeySpan continues National Grid's growth strategy in the U.S. and creates a stronger platform for future growth.
o Combined, National Grid and KeySpan will be the third largest U.S. energy delivery utility, by number of customers.
--------------------------------------------------------------------------------
Rationale of the transaction:

o This builds on National Grid's existing natural gas expertise in the U.S. and U.K.
o It is a strategic and operational fit with National Grid's presence in the Northeast. KeySpan's service territory is in states where National Grid already has a presence; service areas are contiguous in many places.
o    National Grid and KeySpan are both focused on energy delivery.
--------------------------------------------------------------------------------
Transaction summary:

o Terms: National Grid is paying $7.3 billion in cash, or $42.00 per share to acquire KeySpan.

o Closing: The transaction is expected to be completed in early 2007, subject to regulatory approvals and approval by shareholders of both companies.

--------------------------------------------------------------------------------
Key Facts:
--------------------------------------------- ---------------- -------------------- -------------- ------------------
                                               National Grid         KeySpan         New England       Combined
                                                  (U.S.)                                Gas*
--------------------------------------------- ---------------- -------------------- -------------- ------------------
Miles of Transmission Lines                        9,000             1,300**             N/A            10,300
--------------------------------------------- ---------------- -------------------- -------------- ------------------
Miles of Distribution Lines                       72,000            50,000**             N/A            122,000
--------------------------------------------- ---------------- -------------------- -------------- ------------------
Total Electric Customers                        3.3 million       1.1 million**          N/A          4.4 million
--------------------------------------------- ---------------- -------------------- -------------- ------------------
Miles of Gas Mains                                 8,500             23,000             3,000           34,500
--------------------------------------------- ---------------- -------------------- -------------- ------------------
Total Gas Customers                               565,000          2.6 million         245,000        3.4 million
--------------------------------------------- ---------------- -------------------- -------------- ------------------
Generation Capacity                                 N/A             6,650 MW             N/A           6,650 MW
--------------------------------------------- ---------------- -------------------- -------------- ------------------

     *Agreement signed in February  2006 for National  Grid to acquire  Southern
      Union's Rhode Island gas business.

     **KeySpan manages the electric  transmission and distribution assets of the
       Long Island Power Authority (LIPA) under contract.
--------------------------------------------------------------------------------

Combined Territory:
--------------------------------------------------------------------------------
o National Grid's electric transmission and distribution service territory includes much of upstate New York, including Buffalo, Watertown, Syracuse, Utica and Albany; a large portion of Massachusetts; virtually all of Rhode Island; and a few communities in New Hampshire.
o National Grid's natural gas service territory covers central and eastern New York. With the acquisition of Southern Union's Rhode Island gas business, National Grid also will serve natural gas customers throughout the state.
o KeySpan serves natural gas customers in New York, Massachusetts and New Hampshire.
o KeySpan also serves 1.1 million electricity transmission and distribution customers of the Long Island Power Authority in New York under a long term contract.
--------------------------------------------------------------------------------
Benefits for Customers:
o Customers will be served by a larger company that has a significant local presence.
o    Efficiencies from combined operations will benefit customers.
o National Grid continues its commitment to safe, reliable energy delivery, including the use of improved technology to enhance the delivery infrastructure.
--------------------------------------------------------------------------------
Community Commitment:
o The acquisition reinforces National Grid's commitment to and increases its presence in states it currently serves - Massachusetts, New York and New Hampshire; National Grid's Rhode Island presence will increase through the acquisition of Southern Union's gas business in the state.
o As part of National Grid, KeySpan will continue its long history of active corporate citizenship in the local communities it serves.
o National Grid has committed to maintain the historic level of support in KeySpan's service territory.
--------------------------------------------------------------------------------
Employees:
o    National Grid in the U.S. has approximately 8,500 employees.
o    KeySpan has approximately 9,400 employees.
--------------------------------------------------------------------------------
Leadership:
o    Roger Urwin, Chief Executive Officer, National Grid plc
o    Steven Holliday, Chief Executive Officer Designate, National Grid plc
o Robert Catell, Chairman, National Grid USA, Deputy Chairman, National Grid plc
o    Michael Jesanis, President and Chief Executive Officer, National Grid USA

Fact Sheet #2
National Grid
US Facts

National Grid USA is a wholly owned subsidiary of National Grid plc. National Grid's core U.S. business is the delivery of electricity and natural gas. National Grid is one of the ten largest utilities (by number of customers) in the U.S. and has the largest electricity transmission and distribution network in the New England/New York region.

Management

Michael E. Jesanis
President
and Chief Executive Officer

Electricity   Distribution

National Grid has five electricity distribution companies that serve approximately 3.3 million customers across 29,000 square miles in New York, Massachusetts, Rhode Island, and New Hampshire. Its electricity distribution network includes 72,000 miles of lines.

New York
Headquarters: Syracuse
Customers: 1.5 million
Communities: 669

Massachusetts
Headquarters: Northborough
Customers: 1.2 million
Communities: 168

Nantucket
Customers: 12,000

Rhode Island
Headquarters: Providence
Customers: 477,000
Communities: 38

New Hampshire
Headquarters: Salem
Customers: 40,000
Communities: 21

Natural Gas  Distribution

National Grid delivers natural gas to approximately 565,000 customers in 216 communities in central and eastern New York. The company maintains more than 8,500 miles of main and distribution pipe across a 4,500 square mile service territory.

Electricity  Transmission

National Grid owns and operates approximately 6,000 miles of transmission lines in upstate New York and 3,000 miles of transmission lines in New England. These interests are managed as part of National Grid's international transmission business.

Other National Grid subsidiaries operate Alternating Current/Direct Current (AC/DC) converter facilities and approximately 140 miles of High Voltage Direct Current (HVDC) transmission lines as part of a New England-Hydro Quebec interconnection.

Telecommunications

National Grid's Wireless division provides infrastructure and turnkey services for the telecommunications industry in the U.S. and U.K. Services for wireless providers include building new communication towers and locating wireless equipment on existing National Grid structures. National Grid also provides dark fiber optic capacity and related services to businesses, telephone companies and wireless providers.

National Grid plc

National Grid plc is an international network utility with principal activities in the regulated electricity and natural gas industries. It is one of the largest investor-owned utilities in the world. The company's headquarters are in London, and it is listed on the London (Symbol: NG) and New York (Symbol: NGG) stock exchanges.

When did National Grid enter the U.S. market?

National Grid acquired the former New England Electric System in early 2000, followed soon thereafter by the acquisition of Eastern Utilities Associates. In early 2002, National Grid acquired Niagara Mohawk, thus doubling the size of its U.S. business. These companies, through their predecessors, have been serving various portions of New York and New England since the mid-1800s. Their roots can be traced to the beginning of the U.S. energy utility industry.

What are the company's annual revenues?

In the 2005 fiscal year National Grid USA revenues were $7.1 billion; total worldwide revenues for National Grid plc were $15.9 billion.

What is the company's regulatory approach in the U.S.?

The distribution companies under National Grid generally operate under long-term regulatory agreements with the various regulatory bodies in the states served. These agreements provide benefits to customers through price certainty on energy delivery and service performance targets.

Does the company own or operate electric generation?

No. During the past several years, as part of utility industry restructuring, the various companies that now make up National Grid have exited the generation business entirely. National Grid's role is to deliver the energy that other companies produce.

Under the various regulatory agreements, customers can choose their own energy supplier. Or they can buy their energy through National Grid; the company buys power on the open market for these customers.


[Map of National Grid Service Territory in the United States]

Fact Sheet #3
                                 [KEYSPAN LOGO]

Company Description
-------------------
A member of the Standard & Poor's 500 Index, KeySpan Corporation (NYSE:KSE) is the fifth largest distributor of natural gas in the United States and the largest in the Northeast, operating regulated gas utilities in New York, Massachusetts, and New Hampshire that serve 2.6 million customers. These customer-focused businesses are complemented by a portfolio of service companies that offer energy-related products, services, and solutions to homes and businesses. KeySpan is also the largest electric generator in New York State, with approximately 6,600 megawatts of generating capacity that provides power to
1.1 million customers of the Long Island Power Authority (LIPA) on Long Island and supplies approximately 25 percent of New York City's capacity needs. KeySpan also operates LIPA's transmission and distribution system under contract to LIPA. In addition to these assets, KeySpan has strategic investments in pipeline transportation, distribution, storage, and production. KeySpan has headquarters in Brooklyn, New England, and Long Island.


Corporate Leadership
--------------------
Robert B. Catell, Chairman & CEO

Address
-------
One MetroTech Center
Brooklyn, NY  11201

175 East Old Country Road
Hicksville, NY  11801

52 Second Avenue
Waltham, MA 02451

Service Territory
-----------------
KeySpan provides natural gas service in the New York City boroughs of Brooklyn, Queens and Staten Island, in Nassau and Suffolk counties on Long Island and in areas of Massachusetts and New Hampshire.

Miles of Gas Main
-----------------
KeySpan owns and operates over 23,000 miles of gas transmission and distribution lines, including more than 4,000 miles in New York City; more than 7,400 miles on Long Island and more than 12,000 miles in New England.

Number of Employees
-------------------
KeySpan employs more than 9,400 union and non-union employees across its service territory, including approximately 2,770 people in New York City; 4,300 people on Long Island; and 1,800 people in New England.

Number of Gas Customers
-----------------------
KeySpan supplies natural gas to more than 2.6 million customers across its service territory, including approximately 1.1 million customers in New York City; approximately 520,000 customers on Long Island; and approximately 920,000 customers in New England.

Electric Generation
-------------------
KeySpan owns and operates electric generating facilities on Long Island and in New York City with total capacity of more than 6,600 megawatts. KeySpan electric generating plants located in Island Park, Far Rockaway, Glenwood Landing, Port Jefferson and Northport generate the majority of electricity and are


(continued)

Pg. 2

complimented by more than 40 combustion turbines at various locations throughout the region. KeySpan's sixth and newest electric generation plant, Ravenswood, is a combined-cycle generating plant located on the East River in Long Island City, and generates approximately 25% of New York City's electric power.

LIPA Relationship
-----------------
In 1998, The Brooklyn Union Gas Company merged with the Long Island Lighting Company and formed KeySpan. Under a working contract signed at that time, KeySpan manages the Long Island Power Authority (LIPA) electric system, generating the electricity and managing the LIPA-owned transmission and distribution system.

Media Contacts
--------------
Jody Fisher
Manager, Media Relations
New York
718-403-2503
jfisher@keyspanenergy.com

Carmen Fields
Director, Media/Corporate Relations
Boston
781-466-5096
cfields@keyspanenergy.com

Web Address
-----------
www.keyspanenergy.com


                      [Map of KeySpan's Service Territory]

Communication #4

Script of Conference Call Announcing the Acquisition of KeySpan by National Grid held by Bob Catell for KeySpan's employees on Monday, February 27, 2006 at 9 a.m. (EST).


RBC Remarks to Employees February 27, 2006 9 am
National Grid Acquisition of KeySpan

David Manning Introduces the conference & Bob Catell

================================================================================

Read Time Estimate: 9 minutes

Good morning, everyone. I'm glad you could join us for this very important and exciting announcement.

This morning, KeySpan signed a definitive agreement with National Grid under which National Grid will acquire all the outstanding shares of KeySpan. The merger of these two great companies creates the largest energy distribution company in the U.S. Northeast.

This is an exciting agreement ... and one that I feel will create substantial value for our shareholders, greater reliability for our customers and new opportunities for you as an employee.

The agreement is an all cash transaction valued at $42 per share. The boards of both companies have unanimously approved the deal.

The agreement is also subject to shareholder, regulatory and certain other approvals. Ultimately, we hope to finalize everything by early next year.

With that said, I know this past week has been an anxious one for many of you.

I want to thank all of you for your staunch commitment to your jobs and our customers during this time.

It's important you know that our excellent work force ... our core expertise and depth of knowledge in the electric and gas operating areas ... and our strong record in customer and community service ... all played a significant part in why National Grid found KeySpan so valuable and attractive.

These last few weeks have been, as you can imagine, extremely busy and time consuming.

As soon as we could make a public announcement, I wanted to make sure you heard the news directly from me.

Let me now get into some of the details of the agreement.

The combination of these two companies will create the third largest utility in the United States in terms of customers...serving nearly 8 million customers.

We'll be a part of a larger, more powerful company in a rapidly consolidating industry.

We'll be better positioned to compete more effectively in a deregulated marketplace.

And the new gas and electric platform created by this combination will leverage our combined operating expertise and technology leadership to ensure clean, efficient energy delivery and rate stability that will benefit all customers and shareholders.

Let me tell you a little bit about National Grid.

National Grid is one of the United Kingdom's 50 largest companies and the world's largest independent electric transmission company.

It builds, owns and operates electric and transmission networks around the globe.

They are a leader in open markets and customer choice.

In the U.S., they transmit and distribute electricity to about 3.3 million customers in Massachusetts, New Hampshire, upstate New York and Rhode Island.

In terms of natural gas, just a week and a half ago they bought Southern Union Company's gas assets in Rhode Island for about $500 million. This will add about 245,000 customers to their already existing 500,000 gas customers in upstate New York.

This combination of gas and electric will be a great fit with KeySpan's natural gas distribution and electric generation businesses across the Northeast.

Like KeySpan, National Grid also ranks high in independent customer satisfaction surveys and enjoys a strong corporate reputation.

Many of you may be asking why we're supporting this transaction, when we were well positioned to grow as an independent company.

First, I think all of you know that consolidation is defining the future of our industry. Size and scale will be necessary to compete effectively going forward.

And the recent repeal of the Public Utility Holding Company Act as part of the new National Energy Bill certainly paved the way for new players to purchase U.S. utilities.

But even more than that, I believe this move is a natural progression for KeySpan.

It offers immediate value in a number of ways.

First, it creates almost $1 billion in value to shareholders. It provides a platform for growth and excellent service to customers of both companies.

It will benefit the economy of our region as customers benefit from increased efficiencies, flexibility and buying power that will ultimately reduce rates and improve service.

It also creates opportunities for employees, who will become part of a global enterprise.

And, for those employees who are investors, this agreement presents an opportunity to realize a significant premium on your shares.

KeySpan will become an integral part of one of the largest ... and most efficient ... energy delivery companies in the world.

Our strengths ... and our core beliefs as a company ... align very nicely with National Grid.

And together, we look forward to growing and creating an even more efficient company through sharing of best practices.

Furthermore, we will continue to build upon our already strong relationship with New York regulators and LIPA to structure long-term rate plans that benefit both customers and shareholders. And which will include incentives for cost control and superior service.

The bottom line is that this new, larger company now has the scale and resources necessary to strongly compete ... and grow ... in today's environment.

And it satisfies Wall Street's demand that utilities exceed their normal, traditional earnings growth projections.

Utilities, as we know, have high fixed capital costs ... and consolidations like this one present opportunities to manage these costs over a broad geographical area.

When it comes to operations, size provides an opportunity to invest in new technology and enhance purchasing power to reduce costs to our customers.

But, of course, any combination has to be the right culture and fit. Their employees, like ours, are dedicated to providing excellent service to their customers and supporting the communities in which they live.

As I mentioned earlier, in the next few years we'll see acceleration in the consolidation of the energy industry.

This transaction puts us ahead of the curve.

Now, let's get into the management and leadership.

Upon completion of the transaction, I will become executive chairman of National Grid's U.S.A. operations for two years.

I will also serve as Deputy Chairman on National Grid's corporate board in the United Kingdom.

Additionally, in the near future, one member our present KeySpan Board of Directors will be selected to join National Grid's 14-member Board of Directors in the U.K. Other KeySpan officers will play key leadership roles in the new company.

With this kind of representation, we will have a significant role in the combined company, ensuring a strong voice for KeySpan employees in the continuing organization.

Now, with respect to our company name. Upon completion of the transaction, KeySpan will become a wholly owned subsidiary of National Grid and will continue to operate as KeySpan. National Grid USA will maintain a significant corporate presence in Brooklyn, Massachusetts, Syracuse NY, as well as an operations center in Hicksville, NY.

I know you have many questions that you want answered.

At the top of that list, I'm sure, are questions about your job.

While job reductions are part of any acquisition or merger, National Grid's goal is to accomplish this through natural attrition or voluntary programs.

Over the years, as they've acquired and merged with other companies, this understanding has always been a hallmark of the way they operate. It's also the hallmark of how we`ve always operated, and will continue operate.

With regard to union positions, I want to assure you all that KeySpan, as part of National Grid, will continue to honor all applicable labor and employment agreements.

Like KeySpan, National Grid has an established record of strong working relationships with all the unions it works with ... in both the USA and UK.

Very soon, a joint integration team consisting of members of both companies and chaired by me will be formed to address integration issues across the combined company.

This team will assess areas across the new company to determine where the opportunities are to implement best practices and save costs.

As things progress, timely communications will be essential.

We'll do our best to keep you informed of any developments as soon as they occur.

Watch for these communications through our regular channels, including in-person meetings.

I want to thank you again for your steadfast commitment in the face of uncertainty.

While our name may change in the future, our commitment to excellence must not.

You ... our employees ... are our greatest strength and will be the foundation of our success in the years and decades to come.

Thank you.


================================================================================

Questions and answers.

Communication #5

Transcript of Press Conference Announcing the Acquisition of KeySpan by National Grid held at KeySpan's headquarters on Monday, February 27, 2006 at 10 a.m.
(EST).

         National Grid/KeySpan Acquisition Announcement Press Conference
                            Moderator: David Manning
                                February 27, 2006
                                 10:00 a.m. EST


DAVID MANNING: Good morning, welcome to KeySpan, welcome to Brooklyn, welcome to New York, welcome to today's event. My name is David Manning and I'm your host. This program is also being Webcast. I would like to welcome those who are joining us by Webcast. We also, we have an audience which is joining us by interactive conference call. So we will be opening with prepared remarks, and then there will be an opportunity for questions from those on the call.

I would like to introduce our key participants we have Michael Jesanis from National Grid and we have Bob Catell from KeySpan. Bob I'm going to open with you. We also have available, we have Steve Lucas who is the CFO of National Grid with us who will be able to respond to questions. We will have opening remarks; we'll then proceed to questions from the floor, and questions from the call. Bob, I'd like to turn the opportunity over to you for opening remarks.

ROBERT B. CATELL, CHAIRMAN & CEO, KEYSPAN: Thank you, David, and good morning everyone and thank you for joining us here this morning at our headquarters here in Brooklyn.

Many of you have started on a journey with Brooklyn Union, KeySpan back in 1998 and the journey continues. So I want to thank all of you for your support, and not only being here today but the support you've given me and the company over the years. And those of you who are on the Webcast that goes for you also. I know we have a lot of friends tuned in. I just want to thank you also for the support and the cooperation that we've gotten over the years from all of you.

This is an exciting day for me personally and an exciting day for KeySpan coming together with a really great company. National Grid, I think, presents tremendous opportunities for our company going forward. It starts by being a good deal for our shareholders. They get significant value for their stock ownership. And many of our employees, I know, are shareholders, so it's good for them too. But it's also going to be great for our employees with the opportunities that it's going to present in the future, and of course, good for our customers who are coming together with a company that has a track record of excellent customer service, and through technology and other efficiencies will be able to do an even better job for our customers. So it's a very exciting day for me, as I said, a journey, which perhaps started before 1998, but a journey that continues an association with a great company.

We become the third largest energy utility company in the United States that puts us in a great position to compete with those companies around us that are getting bigger also. So I hope that we'll continue to work closely together and have a great future of working together. And on that basis, on that note, I'd like to introduce the U.S. CEO of National Grid, Mike Jesanis. Michael.

MIKE JESANIS, U.S. CEO, NATIONAL GRID: Thank you, Bob. It's a great pleasure for me to be here in Brooklyn this morning with all of you. This is quite a momentous occasion, although I guess, probably not too much surprise given the news of the last number of days. But seriously, this is a historic moment for our companies, our customers, our employees. And when I say our, I mean both those of National Grid and those of KeySpan.

You know, I think you know the financial parameters of the deal, I won't spend much time on that. We've agreed to buy all of the shares of KeySpan for $42 per share, which is a total of about $7 billion. Combining National Grid and KeySpan, we'll double the size of National Grid's US business, creating the nation's third largest energy delivery company and that's very important. We'll be serving nearly 8 million customers in New York, New Hampshire, Massachusetts and Rhode Island.

Now, we believe this transaction makes perfect sense, both strategically and operationally, given our company's shared focus on energy delivery to our customers. And for those of you who aren't familiar with National Grid, we operate in upstate New York, and we operate in New England, serving nearly $4 million customers with electricity and natural gas delivery service. And in the U.K., where our company is headquartered, in London, we deliver natural gas to approximately 11 million homes and businesses in that country. And we also operate the company's - the country's gas transmission system and electric transmission system in England and Wales. So clearly this combination will create a much larger company. But it's much more than simply getting bigger. It's about bringing together two companies with very strong traditions, traditions of delivering energy safely, reliably, efficiently and with a commitment to our employees and our communities, our investors and all of the people that we have a privilege to serve.

For customers, we're committed to providing excellent service, and we will continue to look for ways to keep the delivery cost for our customers low, while making the necessary improvements to our infrastructure, because energy is so important in our region. And customers of the combined company will benefit from being part of a larger, stronger company that's focused on energy delivery and can make the investments needed to serve them in the future.

Now as for employees, we look forward to having KeySpan employees as part of the larger national grid group because it's a talented workforce, it's a diverse workforce, and it will fit right in with the rest of National Grid. We've committed to honoring the labor contracts that KeySpan has with its unions. And looking forward, we'll appoint an integration team to look at how the two companies operate to determine how best to combine those operations so that we can operate the business at the highest level of efficiency, and be able to deliver benefits to our customers.

And while, we don't have specific answers for employees in terms of which - you know, exactly which things are going to combine and at what timeframe, we will use the same thoughtful and careful approach to consolidation that National Grid has used in other acquisitions here in the U.S. and KeySpan has used as its consolidated companies over the years. So this is not new ground for us. We've got a careful and thoughtful way of dealing with this. And we specifically make sure we have employees at the foremost of our thoughts while consolidating.

Now for community leaders, National Grid - like KeySpan - believes in giving back to the community. We do so through our money, but more importantly, we do so through the time of our employees and our leaders. This is a shared commitment, and it will continue, and I know Bob very much wants to see that continue. And he'll make sure in his new role, I'm sure, that that does continue.

And for our investors, it's also a win-win. KeySpan investors get a premium on the shares of their company and National Grid shareholders get the opportunity to grow the business, and to continue to create value here in the U.S. We've been reaching out to our regulators and to governmental officials. And our message to them is simple, we're going to continue to operate the business safely, reliably, efficiently in order to deliver benefits to our customers everywhere we serve. And to be an exemplary corporate citizen. That is our commitment.

Now as these approvals are being sought, we will be bringing together executives and other employees of the company to plan out the integration with two key objectives in mind. First is making sure we deliver value, that the merger is more about - than about getting bigger. That we actually are making a better company for our employees, for our customers, for our shareholders. But we also we will want to make sure that for customers it's seamless, that they don't see a change as we transition from KeySpan as an independent company to KeySpan as part of a larger National Grid. And I know Bob and I agree that keeping our customers happy is paramount as we move forward.

Now finally, as you all know, we're fortunate to have somebody of Bob's capability joining National Grid. He will become Executive Chairman of National Grid USA, the Deputy Chairman of our entire worldwide business. And we're looking forward to having Bob and his teams join us. I've been privileged, and been asked to lead the large U.S. business as Chief Executive. And I look forward to working with all of the talented KeySpan people to make a better business here in the U.S.

And with that, I'm happy to - Bob and I are happy to take questions and as David said earlier, Steve Lucas is also here from our London headquarters, and also would be happy to take questions.

DAVID MANNING: Thank you very much, gentlemen. I will remind you that we are Webcast. We also have approximately 200 participants by telephone. So we'll be taking questions from here in the room. For those in the room, I would like to tell you that we will not be passing a mike. We have four mikes available here. So if the press who are here would like to come forward and to the floor mike, just give us a moment. We're also, of course, inviting questions from the phones.

I see we have a question here, sir.  Please go ahead.

JIM POLSON, BLOOMBERG NEWS: Jim Polson at Bloomberg News, good morning. One thing that hasn't come up so far is the fate of the power plants that KeySpan has. That's a new business for National Grid, Mike, what are you going to do with those?

MIKE JESANIS: First of all, they're very good assets. I am miked, but - it is working. The assets that KeySpan has in the generating area are quite distinct. First, they're well operated. So there's not a lot of risk from their operation. The output from the facilities has been very high; the availability has been very high. But they're also unique assets, compared to the way assets are in much of the country. We've got the 4500 megawatts on Long Island, which are dedicated to the Long Island Power Authority under a long-term power contract. And then we've got Ravenswood, which is so critical to New York City. And the way the trading on that plan works, it's really a relatively low risk investment for National Grid.

So given all that, you know we don't have any current plans to change that. You know, that's something to take a look at over the long period, but they're good assets. And at this point, we're going to be happy to own them and to have the talented people at KeySpan operate them.

UNKNOWN MALE #1: I have sort of a follow up related to the Long Island Power Authority, the contract with them was just signed, and I understand it's being reviewed by the State Comptroller. There does appear to be an exit clause for them under change of control. Have you talked to them about continuing the agreement?

ROBERT B. CATELL: I've certainly talked to them about that. It's an excellent agreement from the standpoint of the Long Island Power Authority and their customers. And of course, an excellent improvement from a KeySpan standpoint also. There are significant benefits for the consumers on Long Island from that agreement going forward. And in my conversations with the Chairman of LIPA, he has indicated, and was quoted in the press, that he's very focused on getting that agreement approved. So I would anticipate that that would move forward.

UNKNOWN MALE #1:  Would you anticipate any renegotiation of it?

ROBERT B. CATELL: No, I don't at the present time. They've indicated, obviously now that we've acquired by a very fine company, they'd like to get to know the people, and learn a little bit about the company. If anything, I think that will reassure them that we have the ability to continue to deliver. And it's going to be the KeySpan folks on Long Island, they're going to continue to operate the system in the excellent manner that they have in the past.

DAVID MANNING: Thank you very much. I would now like to go to a question on the call. We have a caller question, please go ahead. No. All right. Any other questions, then, from the audience. Gentlemen, it looks like you've done a thorough job.

ROBERT B. CATELL: Let me just maybe just make some very brief concluding remarks. I said in my introductory remarks that many of you started on a journey with me, that started perhaps even before 1998. And you may have heard me say when I was asked what my vision is for KeySpan and I talked about becoming the premiere energy company in the Northeast. Well now I think it's safe to say we are part of the premiere energy company in the Northeast, and we look forward to a very great future for KeySpan and its employees. And Mike, I'm looking forward to working with you.

MIKE JESANIS:  Thank you, Bob.

DAVID MANNING: No. We're fine on the phones. OK, thank you very much those of you who have joined us on the Webcast. Thank you as well who joined by telephone. Thank you for those who participated in the room. And thank you primarily to these gentlemen. Thank you very much, you were obviously very clear, precise and complete in your remarks.

END

Communication #6

Website Posting
The following biographical descriptions were posted on KeySpan's internal website.

Management Bios

Michael E. Jesanis, President & Chief Executive Officer, National Grid USA

Michael E. Jesanis is President and Chief Executive Officer of National Grid USA, a subsidiary of National Grid plc. Mr. Jesanis is also an Executive Director of National Grid. Mr. Jesanis oversees National Grid's distribution operations in the United States.

National Grid USA distribution companies serve nearly 4 million electric and gas customers in New York, Massachusetts, Rhode Island, and New Hampshire. National Grid is the one of the world's leading energy delivery companies, operating principally in the United States and United Kingdom.

Mr. Jesanis joined National Grid USA's predecessor, New England Electric System in 1983. Previous to his current position, he had been Chief Operating Officer of National Grid USA.

Mr. Jesanis earned undergraduate and graduate degrees in mathematics from Clarkson University in Potsdam, New York, and a masters of business administration degree from the Wharton School at the University of Pennsylvania. He is Chairman of the Board of Trustees of Becker College in Worcester, Massachusetts, a member of the Board of Trustees of the Massachusetts Taxpayers Foundation, and a member of the Board of Director of Jobs for Massachusetts, Inc.


Robert B. Catell, Chairman & Chief Executive Officer, KeySpan Corporation

Robert B. Catell is Chairman and Chief Executive Officer of KeySpan Corporation, a holding company that was created in 1998 when the parent company of Brooklyn Union merged with the Long Island Lighting Company. He is also Chairman and Chief Executive Officer of KeySpan Energy Delivery, the former Brooklyn Union.

Mr. Catell is Chairman of the following  KeySpan  affiliates  and  subsidiaries:
KeySpan Services, Inc., Northeast Gas Markets, and Alberta Northeast Inc.

Mr. Catell joined Brooklyn Union in 1958. His rise through the managerial ranks culminated in his 1991 election as Brooklyn Union's President and Chief Executive Officer. He was named Chairman and Chief Executive Officer in 1996. He is the co-author of The CEO and the Monk: One Company's Journey to Profit and Purpose , which was published in 2004.

Mr. Catell serves on the Board of Independence Community Bank, the Independence Community Foundation. He is Chairman of the Board of the Downtown Brooklyn Council, the Long Island Association and the U.S. Energy Association (USEA). He is also a member of the board of directors of the following industry and business organizations:

o    Brooklyn Public Library Foundation

o    Drew Foundation o Edison Electric Institute (EEI)
o    Energy Association of New York State
o    The Houston Exploration Company
o    Long Island Foreign Affairs Forum, Inc.
o    New York State Energy Research & Development Authority (NYSERDA)
o    NYC Public Private Initiatives, Inc.
o    Utility Business Education Coalition (UBEC)

Mr. Catell is an ex officio Director and Chairman Emeritus of The Partnership for New York City, Inc., a past Chairman of The Houston Exploration Company, and a past Chairman of the American Gas Association. He is a Vice-Chairman of the National Petroleum Council's Natural Gas Committee and also a member of its Finance Committee. Additionally, he serves on JPMorgan/Chase's Metropolitan Advisory Board, the advisory board of HeartShare for Human Services, the advisory board for SUNY Farmingdale and the board of "Tomorrow's Hope Foundation". Mr. Catell is a past Chairman of the Advisory Board of the City College of New York's School of Engineering.

His further contributions to the community include serving as a Trustee of the Brooklyn Botanic Garden. He serves as a Member Emeritus of the Brooklyn Law School. He is a former Chairman of the Brooklyn Chamber of Commerce.

In addition to his numerous business and cultural activities, Mr. Catell is also Chairman and a Director of Alberta Northeast Inc., a distribution company formed to purchase Canadian gas.

Mr.  Catell  is  a  member  of  the  following  organizations:

o    American Gas Association
o    Association of Energy Engineers
o    CUNY Business Leadership Council
o    Municipal Club of Brooklyn
o    National Petroleum Council (NPC)
o    National Society of Professional Engineers
o    NYS Society of Professional Engineers
o    New York Building Congress
o    Society of Gas Lighting (SOGL)

Mr. Catell received both his Bachelor's and Master's degrees in Mechanical Engineering from the City College of New York and is a Registered Professional Engineer. He has attended Columbia University's Executive Development Program, and the Advanced Management Program at the Harvard Business School

Additional Information and Where to Find It
-------------------------------------------

KeySpan intends to file with the Securities and Exchange Commission ("SEC") a proxy statement and other relevant documents in connection with the proposed acquisition of KeySpan by National Grid. Investors and security holders of KeySpan are advised to read the proxy statement and other relevant documents when they become available, as they will contain important information about the transaction. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by KeySpan with the SEC, when they become available, at the SEC's web site at http:/www.sec.gov.

KeySpan and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its security holders in connection with the proposed acquisition. Information concerning the interests of KeySpan's participants in the solicitation is set forth in KeySpan's most recent proxy statement and Annual Report on Form 10-K filed (filed with the Securities and Exchange Commission on March 30, 2005 and March 2, 2005, respectively) and will be set forth in the proxy statement relating to the merger when it becomes available.